Exhibit 10.4

SIXTH SUPPLEMENTAL INDENTURE

This Supplemental Indenture is entered into as of November 12, 2014 (this “Supplemental Indenture”), by and among HBE Solutions, LLC (the “New Guarantor”), a subsidiary of Truven Health Analytics Inc. (formerly known as Thomson Reuters (Healthcare) Inc.), a Delaware corporation (the “Issuer”), the Issuer, Truven Holding Corp. (formerly known as VCPH Holding Corp.) (the “Parent Guarantor”), Joan Wellman and Associates, Inc. (“JWA”), Simpler North America, LLC (“Simpler NA”) and Simpler Consulting, LLC (“Simpler Consulting”), as guarantors, and The Bank of New York Mellon Trust Company, N.A., as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, Wolverine Healthcare Analytics, Inc., as the issuer, VCPH Holding Corp., as the guarantor, and the Trustee have heretofore executed and delivered an Indenture dated as of June 6, 2012, as supplemented by (i) a supplemental indenture dated as of June 6, 2012, among Wolverine Healthcare Analytics, Inc., Thomson Reuters (Healthcare) Inc. and the Trustee, (ii) a second supplemental indenture dated as of June 5, 2013, among the Issuer, the Parent Guarantor and the Trustee,  (iii) a third supplemental indenture dated as of November 3, 2014, among Simpler NA, Simpler Consulting, the Issuer, the Parent Guarantor and the Trustee, (iv) a fourth supplemental indenture dated as of November 5, 2014, among JWA, Simpler NA, Simpler Consulting, the Issuer, the Parent Guarantor and the Trustee, and (v) a fifth supplemental indenture dated as of November 12, 2014, among JWA, Simpler NA, Simpler Consulting, the Issuer, the Parent Guarantor, and the Trustee (as so supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $367.15 million of 10.625% Senior Notes due 2020 of the Issuer (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the New Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”);

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, all things have been done to make this Supplemental Indenture a legal, valid and binding agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

REPRESENTATIONS; AGREEMENT TO BE BOUND; GUARANTEE

SECTION 2.1 Representations. The New Guarantor represents and warrants to the Trustee as follows:

(i) It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(ii) The execution, delivery and performance by it of this Supplemental Indenture have been authorized and approved by all necessary corporate or limited liability company action on its part.

SECTION 2.2 Agreement to be Bound. The New Guarantor hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture. The New Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

SECTION 2.3 Guarantee. The New Guarantor agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably guarantee to each Holder of the Notes and the Trustee the Guaranteed Obligations pursuant to Article X of the Indenture on a senior unsecured basis.

ARTICLE III

MISCELLANEOUS

SECTION 3.1 Notices. All notices and other communications to the New Guarantor shall be given as provided in the Indenture to the New Guarantor, at its address set forth below, with a copy to the Issuer as provided in the Indenture for notices to the Issuer.

SECTION 3.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.5 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.6 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.7 Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

HBE SOLUTIONS, LLC as a Guarantor

By:	/s/ Mike Boswood
Name: Mike Boswood
Title: President & CEO

Address: HBE Solutions, LLC 415 Madison Avenue, Floor 13 New York, NY 10017

JOAN WELLMAN AND ASSOCIATES, INC., as a Guarantor

By:	/s/ Mike Boswood
Name: Mike Boswood
Title: President & CEO

SIMPLER NORTH AMERICA, LLC, as a Guarantor

By:	/s/ Mike Boswood
Name: Mike Boswood
Title: President & CEO

SIMPLER CONSULTING, LLC, as a Guarantor

By:	/s/ Mike Boswood
Name: Mike Boswood
Title: President & CEO

TRUVEN HEALTH ANALYTICS INC., as Issuer

By:	/s/ Mike Boswood
Name: Mike Boswood
Title: President & CEO

[Signature Page to Sixth Supplemental Indenture]

TRUVEN HOLDING CORP., as a Guarantor

By:	/s/ Mike Boswood
Name: Mike Boswood
Title: President & CEO

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
Name: Lawrence M. Kusch
Title: Vice President

[Signature Page to Sixth Supplemental Indenture]